Exhibit 99.1

CION INVESTMENT CORPORATION ANNOUNCES CLOSING OF A $50 MILLION SENIOR UNSECURED TERM LOAN AND THE RECENT UPSIZE OF ITS SENIOR SECURED CREDIT FACILITY TO $675 MILLION

For Immediate Release

NEW YORK, April 27, 2022 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today announced that on April 27, 2022, it closed a senior unsecured term loan in the aggregate principal amount of $50 million (the “More Term Loan”) with More Provident Funds and Pension Ltd., as lender. The net proceeds to the Company were approximately $49 million, after deducting payment of fees and other financing expenses, which the Company intends to use to fund additional investments in accordance with its investment objectives and for general corporate purposes.

Advances under the More Term Loan bear interest at a floating rate equal to the three-month Secured Overnight Financing Rate (“SOFR”), plus a credit spread of 3.50% per year and subject to a 1.0% SOFR floor, payable quarterly in arrears. Advances under the More Term Loan mature on April 27, 2027 and may be repaid in whole or in part, at the Company’s option, at any time or from time to time at par plus a “make-whole” premium, if applicable.

The Company also announced that on March 28, 2022, 34th Street Funding, LLC, the Company’s wholly owned, special purpose financing subsidiary, entered into an amendment to increase the total amount available for borrowing by the Company under its current senior secured credit facility (the “JPM Credit Facility) with JPMorgan Chase Bank, National Association, as lender, from $575 million to $675 million. Additional advances of up to $100 million bear interest at a floating rate equal to the three-month SOFR, plus a credit spread of 3.10% per year, and a London Interbank Offered Rate to SOFR credit spread adjustment of 0.15%. No other material terms of the JPM Credit Facility were revised in connection with this amendment. The Company intends to use the proceeds from the upsize to fund additional investments in accordance with its investment objectives.

“With the closing of the $50 million More Term Loan and the recent increase in total committed amount of our JPMorgan senior secured credit facility by $100 million, we are pleased to have increased our availability and flexibility of our balance sheet as we seek to grow our investment portfolio in a prudent and strategic manner,” stated Mark Gatto, co-Chief Executive Officer of CION.

“The expansion of our senior secured credit facility and the closing of the $50 million More Term Loan are a testament to the strong working relationships we have with our lenders,” stated Michael A. Reisner, co-Chief Executive Officer of CION. “We thank our banking and lending partners for their continued support and confidence in CION.”

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.8 billion in assets as of December 31, 2021. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Current Reports on Form 8-K, which CION filed with the SEC on March 29, 2022 and April 27, 2022, as well as CION’s other reports filed with the SEC. A copy of CION’s Current Reports on Form 8-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Alexander Cavalieri

acavalieri@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

Jeehae Linford

The Equity Group

jlinford@equityny.com

212-836-9615

Lena Cati

The Equity Group

lcati@equityny.com

212-836-9611

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